Exhibit 3.1

MEDICINE MAN TECHNOLOGIES, INC.

CERTIFICATE

December 16, 2020

This Certificate is furnished pursuant to and in connection with the Securities Purchase Agreement, dated as of November 16, 2020, by and among Medicine Man Technologies, Inc., a Delaware corporation (the “Company”), and the investors listed on the Schedule of Buyers thereto, as amended by the Amendment to the Securities Purchase Agreement, dated as of December 16, 2020 (the “Purchase Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Purchase Agreement.

I, the undersigned and Chief Financial Officer of the Company, do hereby certify, solely in my capacity as Chief Financial Officer of the Company and not in my individual capacity, on behalf of the Company, that:

1.              The representations and warranties of the Company are true and correct as of the date when made and as of the date hereof as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date).

2.               The Company has performed, satisfied and complied in material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date set forth above.

By: /s/ Nancy Huber
Name: Nancy Huber
Title: Chief Financial Officer

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